SEALCOIN Launches DEPIN IoT Entity Amidst Strategic Investment from The Hashgraph Association

Zurich, Switzerland – June 13, 2024 – WISeKey International Holding AG, (“WISeKey” or “Company”) (SIX: WIHN; Nasdaq: WKEY), a global leader in cybersecurity, digital identity, and Internet of Things (IoT) solutions, and its subsidiary company, SEALSQ Corp ("SEALSQ") (NASDAQ: LAES), a company that focuses on developing and selling Semiconductors, PKI and Post-Quantum technology hardware and software products, announced the official launch of SEALCOIN AG, a new Swiss-headquartered DEPIN (Decentralized Physical Internet Network) entity revolutionizing the Internet of things landscape by developing the SEALCOIN Project with strategic investment from The Hashgraph Association, a Swiss-based association at the forefront of digital enablement and empowerment using the Hedera network.

The SEALCOIN project is harnessing the power of Hedera’s DLT (decentralized ledger technology) network to revolutionize the Internet of Things (IoT) landscape with a state-of-the-art services platform designed to enable autonomous transactions and service-for-payment exchanges among IoT devices.

At the center of the SEALCOIN project is the SEALCOIN utility token that will facilitate seamless and secure interactions between devices and participants.

The SEALCOIN platform addresses the escalating demand for efficient and trustworthy transactions within the IoT sector, particularly in the realm of Transactional IoT (t-IoT), where devices increasingly depend on interconnected services for their operational efficiency.

Utilizing the decentralized Hedera DLT ledger, the Hedera Smart Contract Service (HSCS), the Hedera Token Service (HTS), and the Hedera Consensus Service (HCS), SEALCOIN delivers a Decentralized Physical Internet Infrastructure (DEPIN) that empowers IoT devices to autonomously negotiate, execute, and settle transactions. This innovative approach eliminates the need for human intervention or unnecessary intermediaries, enhancing the efficiency, security, and reliability of IoT interactions.

The Hashgraph Association, which empowers a digital future for all on Hedera DLT (renowned for its high-throughput and secure public DLT network), has strategically invested in SEALCOIN AG to accelerate this innovative technology.

The strategic investment will bolster SEALCOIN AG’s capabilities in developing scalable, efficient, and robust IoT transaction solutions. The Hashgraph Association’s support extends beyond financial backing, including technical engineering expertise, and strategic guidance in Web3.

Kamal Youssefi, President of The Hashgraph Association, stated, “We at The Hashgraph Association believe that DePIN solutions are positioned to revolutionize the connected economy, bringing trust, efficiency, and innovation to enterprises and users on Hedera’s distributedledger technology. We are excited to be supporting SEALCOIN AG in bringing DEPIN Transactional IoT forward in a scalable, secure, and transparent manner.”

SEALCOIN's platform is designed to support a wide array of IoT applications, from smart homes and industrial automation to smart cities and connected healthcare. By enabling devices to autonomously manage service-for-payment exchanges, the platform significantly reduces operational overheads and mitigates the risks associated with centralized control points.

"With The Hashgraph Association’s investment and collaboration, SEALCOIN AG is uniquely positioned to set new standards in the transactional-IoT ecosystem. Our shared vision is to create a secure, interconnected world where devices can seamlessly and autonomously manage transactions, driving innovation and efficiency across industries." said Carlos Moreira, CEO of WISeKey.

IoT has expanded to encompass various industries, including smart factories, healthcare, smart cities, and transportation. Recent forecasts indicated that IoT-connected devices exceeded 10 billion in 2021, and are expected to reach 41 billion by 2027, with smart home and factory devices driving the market.

Some of the key features of SEALCOIN AG include autonomous transactions by leveraging smart contracts to allow devices to independently negotiate and execute transactions without human intervention. Another key feature is enhanced security by utilizing Hedera DLT to ensure tamper-proof transaction records and secure data exchanges.

Finally, it features scalability given that it is designed to handle large volumes of transactions, making it suitable for diverse IoT environments and interoperability as it facilitates seamless integration with existing IoT ecosystems and supporting a wide range of device protocols.

The formation of SEALCOIN AG and its strategic alliance with The Hashgraph Association underscores a commitment to fostering technological advancement and market leadership in the DEPIN industry.

About WISeKey

WISeKey International Holding Ltd (“WISeKey”, SIX: WIHN; Nasdaq: WKEY) is a global leader in cybersecurity, digital identity, and IoT solutions platform. It operates as a Swiss-based holding company through several operational subsidiaries, each dedicated to specific aspects of its technology portfolio. The subsidiaries include (i) SEALSQ Corp (Nasdaq: LAES), which focuses on semiconductors, PKI, and post-quantum technology products, (ii) WISeKey SA which specializes in RoT and PKI solutions for secure authentication and identification in IoT, Blockchain, and AI, (iii) WISeSat AG which focuses on space technology for secure satellite communication, specifically for IoT applications, and (iv) WISe.ART Corp which focuses on trusted blockchain NFTs and operates the WISe.ART marketplace for secure NFT transactions.

Each subsidiary contributes to WISeKey’s mission of securing the internet while focusing on their respective areas of research and expertise. Their technologies seamlessly integrate into the comprehensive WISeKey platform. WISeKey secures digital identity ecosystems for individuals and objects using Blockchain, AI, and IoT technologies. With over 1.6 billion microchips deployed across various IoT sectors, WISeKey plays a vital role in securing the Internet of Everything. The company’s semiconductors generate valuable Big Data that, when analyzed with AI, enable predictive equipment failure prevention. Trusted by the OISTE/WISeKey cryptographic Root of Trust, WISeKey provides secure authentication and identification for IoT, Blockchain, and AI applications. The WISeKey Root of Trust ensures the integrity of online transactions between objects and people. For more information on WISeKey’s strategic direction and its subsidiary companies, please visit www.wisekey.com.

About SEALSQ

SEALSQ focuses on selling integrated solutions based on Semiconductors, PKI and Provisioning services, while developing Post-Quantum technology hardware and software products. Our solutions can be used in a variety of applications, from Multi-Factor Authentication tokens, Smart Energy, Smart Home Appliances, and IT Network Infrastructure, to Automotive, Industrial Automation and Control Systems.

Post-Quantum Cryptography (PQC) refers to cryptographic methods that are secure against an attack by a quantum computer. As quantum computers become more powerful, they may be able to break many of the cryptographic methods that are currently used to protect sensitive information, such as RSA and Elliptic Curve Cryptography (ECC). PQC aims to develop new cryptographic methods that are secure against quantum attacks.

For more information, please visit www.sealsq.com

Forward-Looking Statements

This communication expressly or implicitly contains certain forward-looking statements concerning SEALSQ Corp and its businesses. Forward-looking statements include statements regarding our business strategy, financial performance, results of operations, market data, events or developments that we expect or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the success and timeline of SEALCOIN's launch; the timeline for and the successful release of the Machine-to-Machine (M2M) Proof of Concept (PoC); SEAL's token Issuance and Exchange Listing before the end of 2024; SEALSQ's ability to continue beneficial transactions with material parties, including a limited number of significant customers; market demand and semiconductor industry conditions; and the risks discussed in SEALSQ's filings with the SEC. Risks and uncertainties are further described in reports filed by SEALSQ with the SEC.

SEALSQ Corp is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

About The Hashgraph Association

The Hashgraph Association is at the forefront of the digital enablement and empowerment of organizations through the broad adoption of Hedera-powered enterprise-grade solutions and decentralized applications, including funding training, innovation, and venture building programs globally. As a non-profit organization headquartered in Switzerland, The Hashgraph Association supports and funds innovation, research, and development that enables economic inclusion and a digital future for all, with a positive environmental, social, and governance (ESG) impact. For further information about The Hashgraph Association, visit www.hashgraph-association.com.

Press and Investor Contacts

SEALSQ Corp Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@sealsq.com	SEALSQ Investor Relations (US) The Equity Group Inc. Lena Cati Tel: +1 212 836-9611 / lcati@equityny.com Katie Murphy Tel: +212 836-9612 / kmurphy@equityny.com